EXHIBIT 11.1
                         THE NORTH FACE, INC.

                  COMPUTATION OF EARNINGS PER SHARE
              (In thousands, except per share amounts)

                                     Three Months Ended
                                           March 31
                                    ---------------------
                                    1998        1997
                                    ---------   ---------

Weighted average shares outstanding
  during the period:

Weighted Average Shares Outstanding.  11,539      11,206

Incremental shares from assumed
  exercise of stock options.........     332         437
                                    ---------   ---------
Weighted average common and common
  equivalent shares outstanding.....  11,871      11,643
                                    =========   =========

Net Income..........................    $460        $235
                                    =========   =========

Earnings Per Share
     Basic..........................   $0.04       $0.02

     Diluted........................   $0.04       $0.02


